UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*



                         Progenics Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    743187106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
           ---

                  Rule 13d-1(c)
           ---

            x     Rule 13d-1(d)
           ---

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization           Delaware
                                                --------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                        2,107,881
Reporting      -----------------------------------------------------------------
Person with
                    (7)  Sole Dispositive Power                             0
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                   2,107,881
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    2,107,881
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         12.2%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                          ----------------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Group Holdings LLC
               -----------------------------------------------------------------
                    13-3862746
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization       Delaware
                                                 -------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                          234,507
Reporting      -----------------------------------------------------------------
Person with
                    (7)  Sole Dispositive Power                             0
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                     234,507
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      234,507
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         1.4%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               OO
                                                               -----------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Paul Tudor Jones, II
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization        USA
                                               ---------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                            546,125
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                        2,342,388
Reporting      -----------------------------------------------------------------
Person with
                    (7)  Sole Dispositive Power                       546,125
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                   2,342,388
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    2,888,513
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         16.7%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               IN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Mark F. Dalton
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization                 USA
                                               ---------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                            126,000
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                        2,358,888
Reporting      -----------------------------------------------------------------
Person with
                    (7)  Sole Dispositive Power                       126,000
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                   2,358,888
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    2,484,888
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         14.3%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               IN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------
                    98-0223576
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization          Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                        1,820,068
Person with    -----------------------------------------------------------------

                    (7)  Sole Dispositive Power                             0
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                   1,820,068
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    1,820,068
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         10.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                CO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Arbitrage Partners L.P.
               -----------------------------------------------------------------
                    13-3496979
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
                                    --------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization              Delaware
                                                 -------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                          193,126
Person with    -----------------------------------------------------------------

                    (7)  Sole Dispositive Power                             0
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                     193,126
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
--------------------------------------------------------------------------------
                                                                     193,126
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          1.1%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              PN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization          Delaware
                                                 -------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                           25,981
Person with    -----------------------------------------------------------------

                    (7)  Sole Dispositive Power                             0
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                      25,981
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       25,981
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         0.1%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              OO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      743187106
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person
               S.S. or I.R.S. Identification No. of Above Person
                    Tudor Global Trading LLC
               -----------------------------------------------------------------
                    13-3862744
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
               -----------------------------------------------------------------
               (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       3) SEC Use Only
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       4) Citizenship or Place of Organization Delaware
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares         -----------------------------------------------------------------
Beneficially
Owned by Each       (6)  Shared Voting Power                          208,526
Person with    -----------------------------------------------------------------

                    (7)  Sole Dispositive Power                             0
               -----------------------------------------------------------------

                    (8)  Shared Dispositive Power                     208,526
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      208,526
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         1.2%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               OO
                                                                ----------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Progenics Pharmaceuticals, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               777 Old Saw Mill River Road
               Tarrytown, NY 10591

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Tudor Group Holdings LLC ("TGH")
               Paul Tudor Jones, II
               Mark F. Dalton
               The Tudor BVI Global Portfolio Ltd. ("Tudor BVI")
               Tudor Arbitrage Partners L.P. ("TAP")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               Tudor Global Trading LLC ("TGT")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TGH, TAP, TPT and TGT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Messrs. Jones and Dalton is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Tudor BVI is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the Cayman Islands
               Messrs. Jones and Dalton are citizens of the United States TAP is a Delaware limited partnership
               TGH, TPT and TGT are Delaware limited liability companies

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               743187106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                         Act
               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act
               (e) [ ] Investment Adviser registered under section 203 of the
                         Investment Advisers Act of 1940
               (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see ss.240.13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with
                         ss.240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
               (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership (as of December 31, 2004).

               (a) Amount Beneficially Owned: See Item 9 of cover pages

               (b) Percent of Class: See Item 11 of cover pages

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote

                         See Item 5 of cover Pages
                         -------------------------

                   (ii)  shared power to vote or to direct the vote

                         See Item 6 of cover pages
                         -------------------------

                   (iii) sole power to dispose or to direct the disposition of

                         See Item 7 of cover pages
                         -------------------------

                   (iv)  shared power to dispose or to direct the disposition of

                         See Item 8 of cover pages
                         -------------------------

         The shares of common stock ("Shares") reported herein as beneficially owned are owned directly by Tudor BVI (1,820,068 Shares), TAP (193,126 Shares), TPT (25,981 Shares), and TGT (15,400 Shares).

         Because TIC provides investment advisory services to Tudor BVI, TIC may be deemed to beneficially own the Shares owned by Tudor BVI. TIC expressly disclaims beneficial ownership of such Shares. TGH holds a majority of the equity interests of TGT and indirectly holds a majority of the membership interests of TPT. TGH is also the sole limited partner of TAP. TGH expressly disclaims beneficial ownership of the Shares beneficially owned by each of such entities. TGT, as the sole general partner of TAP, may be deemed to beneficially own the Shares owned by TAP, and Mr. Dalton, as the sole general partner of D.F. Partners, a New York limited partnership, may be deemed to beneficially own the Shares owned by such entity. Each of TGT and Mr. Dalton expressly disclaim beneficial ownership of such Shares. Mr. Jones is the Chairman and principal equity owner of TIC and TGH. Mr. Jones expressly disclaims beneficial ownership of the Shares beneficially owned, or deemed beneficially owned, by such entities. Mr. Dalton is the President and an equity owner of TIC and TGH. Mr. Dalton expressly disclaims beneficial ownership of the Shares beneficially owned, or deemed beneficially owned, by such entities.

         The Shares reported herein under Items 5 and 7 of Mr. Jones' cover page include 4,600 Shares held directly by Mr. Jones' individual retirement account. The Shares reported herein under Items 5 and 7 of Mr. Dalton's cover page include 55,000 immediately exercisable options.



Item 5.        Ownership of Five Percent or Less of a Class.

                   Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parents Holding Company.

                   Not applicable

Item 8.        Identification and Classification of Members of the Group.

                   See cover pages

Item 9.        Notice of Dissolution of Group.

                   Not applicable

Item 10.       Certification.

                   Not applicable

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Dated: February 14, 2005

                          TUDOR INVESTMENT CORPORATION


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                          TUDOR GROUP HOLDINGS LLC


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel



                                 /s/ Paul Tudor Jones, II
                                 ----------------------------------------------
                                 Paul Tudor Jones, II



                                 /s/ Mark F. Dalton
                                 ----------------------------------------------
                                 Mark F. Dalton

                          THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                          By:    Tudor Investment Corporation,
                                 Trading Advisor


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                          TUDOR ARBITRAGE PARTNERS L.P.

                          By:    Tudor Global Trading LLC,
                                 General Partner


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                          TUDOR PROPRIETARY TRADING, L.L.C.


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                          TUDOR GLOBAL TRADING LLC


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel